Safeguard Scientifics Announces First Quarter 2017 Financial Results

2x cash-on-cash return expected from monetization of Beyond.com ownership position

Conference call and webcast today at 9:00 a.m. EDT

RADNOR, Pa., April 27, 2017 /PRNewswire/ -- Safeguard Scientifics, Inc. (NYSE:SFE) today announced financial results for the three months ended March 31, 2017, as well as continued achievement of developmental milestones for its 28 partner companies. For the three months ended March 31, 2017, Safeguard's net loss was $22.1 million, or $1.08 per share, compared with a net loss of $15.5 million, or $0.76 per share, for the same period in 2016.

"Safeguard's key objective for 2017 is to increase the number of exit transactions at meaningful cash-on-cash returns to drive shareholder value," said Stephen T. Zarrilli, Safeguard President and CEO. "We continue to build momentum and value in our partner companies. We believe there are a number of additional opportunities for further value creation events this year."

FIRST QUARTER 2017 HIGHLIGHTS

  Received $15.5 million in cash and a three-year $10.5 million note at 9.5% interest per annum for its 38% primary ownership position in Beyond.com which was sold back to the former partner company.
  Deployed $10.1 million in follow-on funding to support the growth of six existing partner companies.

AGGREGATE PARTNER COMPANY REVENUE

Aggregate partner company revenue for 2017 is projected to be between $370 million and $390 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2017, except Beyond.com, which was sold during the first quarter of 2017. Aggregate revenue for the same partner companies was $321 million for 2016 and $305 million for 2015. Aggregate revenue for all years reflects revenue on a net basis. Revenue data for certain partner companies pertain to periods prior to Safeguard's involvement with those companies and are based solely on information provided to Safeguard by those companies. Safeguard reports the revenue of its equity and cost-method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS

The following section includes highlights of significant accomplishments achieved by Safeguard's partner companies during the first quarter of 2017. For a detailed overview of all milestones achieved during the first quarter of 2017, please visit www.safeguard.com/companies.

~ Product Launches / Regulatory Approvals ~

Cask Data released Cask Data Application Platform 4.1, featuring enhancements for secure, resilient integration and management of enterprise-grade big-data analysis. The latest platform upgrade enables developers, data scientists and citizen integrators to quickly build and deploy applications, data pipelines, plug-ins, and use case recipes on Hadoop and Spark.

Good Start Genetics added Blue Cross Blue Shield of Texas to its network of healthcare payors and now covers genetic testing, counseling and other family genetics services for more than 130 million lives in the U.S. The new contract coincides with an update of medical guidelines by the American College of Obstetricians and Gynecologists that recommends screening for additional disorders through tests that can be performed by the Good Start Genetics platform.

Spongecell announced the integration of Grapeshot vertical-specific keyword targeting technology into the Spongecell platform, offering advertisers the potential of increased engagements and click-through rates through enhanced personalized marketing at scale.

~ Major Customer Wins / Strategic Partnerships ~

Apprenda and IBM are partnering to streamline the transfer, development and modification of data and .NET applications in the cloud. The integration of Apprenda and IBM Bluemix capabilities offers developers broad .NET support and access to Watson, Blockchain and IoT services.

CloudMine is partnering with Infor to offer healthcare providers improved access to electronic health records within secure, compliant digital health applications. Integrating features of CloudMine and Infor platforms is expected to enhance real-time capture and display of patient information through mobile and IoT enabled devices.

MediaMath is now operating in India through an agreement with Zirca Digital Solutions, its exclusive partner for the country where digital ad spend in 2017 is projected to exceed $1 billion. MediaMath operations are now active in 42 countries.

Sonobi announced the integration of Facebook's Audience Network with its header-based digital advertising technology to offer publishers greater yield without sacrificing user experience. Sonobi, GroupM and LinkedIn are now collaborating with other members of the IAB Tech Lab to develop new standard metrics for evaluating viewability of display and video advertising. Currently, advertisers can use about 200 different metrics each for determining the effectiveness of display and video ads.

~ Industry Awards ~

Clutch Holdings was profiled in the latest cross-channel campaign management evaluation by The Forrester Wave™, a list of promising B2C vendors monitored by the business advisory firm. Clutch CEO Ned Moore received the Fox IT Innovator Award from Temple University's Fox School of Business for "innovation in the application of IT to create business opportunity."

QuanticMind was recognized by The Huffington Post as one of 11 promising, growth-stage businesses in artificial intelligence/machine learning. QuanticMind was called out for helping clients develop "advertising that hits the target at optimal cost, every time."

Syapse was recently called out by Amazon Web Services as a "hot start-up" for advancing precision medicine to deliver targeted cancer therapies.

~ Other Milestones ~

Syapse appointed health technology veteran Ken Tarkoff as Chief Executive Officer. He joins the company during a period of rapid growth. Syapse now manages nearly 1 million active cancer cases at 285 hospitals in 25 states. Previously, Mr. Tarkoff was Chief Operating Officer for RelayHealth after it was acquired by McKesson.

PARTNER COMPANY HOLDINGS AT MARCH 31, 2017

Partner Company Revenue Stages
Development Stage · Pre-revenue · Proving out technology · Developing prototype · Beta stage customers	Initial Revenue Stage · Up to $5M in revenue · Initial customers · Early market penetration · Management team forming · Infrastructure being built	Expansion Stage · $5M to $20M in revenue · Commercial grade solution · Growing market penetration · Management team built out · Infrastructure in place	High Traction Stage · $20M+ in revenue · Significant commercial traction

Partner Companies	Stage	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)
AdvantEdge Healthcare Solutions	High Traction	Healthcare	2006	40%	$5.2	$16.3
Aktana	Initial Revenue	Healthcare	2016	31%	6.7	8.3
Apprenda	Expansion	Other	2013	29%	9.8	22.1
Brickwork	Initial Revenue	Digital Media	2016	20%	4.0	4.2
Cask Data	Initial Revenue	Other	2015	31%	7.4	11.0
CloudMine	Initial Revenue	Healthcare	2015	47%	4.9	7.5
Clutch Holdings	Expansion	Digital Media	2013	43%	10.2	16.3
Full Measure Education	Initial Revenue	Digital Media	2015	42%	7.7	11.0
Good Start Genetics	High Traction	Healthcare	2010	30%	-	17.1
Hoopla Software	Initial Revenue	Digital Media	2011	26%	-	4.8
InfoBionic	Initial Revenue	Healthcare	2014	40%	4.5	18.5
Lumesis	Initial Revenue	Financial Services	2012	44%	2.0	6.3
MediaMath	High Traction	Digital Media	2009	21%	5.0	25.5
meQuilibrium	Initial Revenue	Healthcare	2015	32%	4.7	8.0
Moxe Health	Initial Revenue	Healthcare	2016	32%	4.3	4.5
NovaSom	High Traction	Healthcare	2011	32%	2.6	22.6
Pneuron	Initial Revenue	Financial Services	2013	35%	2.5	8.5
Prognos (fka Medivo)	Expansion	Healthcare	2011	35%	5.4	11.6
Propeller Health	Initial Revenue	Healthcare	2014	24%	8.8	14.0
QuanticMind	Initial Revenue	Digital Media	2015	23%	7.3	9.8
Sonobi	Expansion	Digital Media	2015	22%	3.5	5.4
Spongecell	Expansion	Digital Media	2012	23%	11.8	18.0
Syapse	Initial Revenue	Healthcare	2014	26%	5.3	13.3
T-REX	Initial Revenue	Financial Services	2016	24%	5.8	6.0
Transactis	Expansion	Financial Services	2014	24%	10.5	14.5
Trice Medical	Initial Revenue	Healthcare	2014	28%	3.0	8.1
WebLinc	Expansion	Digital Media	2014	38%	8.6	13.0
Zipnosis	Initial Revenue	Healthcare	2015	25%	5.3	7.0
				TOTAL:	$156.8	$333.2

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, April 27, 2017

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 800-585-8367 // (International) 416-621-4642

Access Code: 95476871

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of first quarter 2017 financial results followed by Q&A.

Replay will be available through May 27, 2017 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics (NYSE:SFE) provides capital and relevant expertise to fuel the growth of technology-driven businesses in healthcare, financial services and digital media. Safeguard targets companies that are capitalizing on the next wave of enabling technologies with a particular focus on the Internet of Everything, enhanced security and predictive analytics. Safeguard typically deploys between $5 million and $25 million over the course of its partnership with a company, initially investing in a Series A or B Round and opportunistically in a Seed Round. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard's partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. As a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACT:
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2017	December 31, 2016

Assets
Cash, cash equivalents and marketable securities	$32,919	$30,442
Other current assets	2,325	2,109
Total current assets	35,244	32,551
Ownership interests in and advances to partner companies	161,625	183,470
Long-term marketable securities	3,047	7,302
Long-term restricted cash equivalents	6,336	6,336
Other assets	1,910	2,169
Total Assets	$208,162	$231,828

Liabilities and Equity
Other current liabilities	$4,022	$5,861
Total current liabilities	4,022	5,861
Other long-term liabilities	3,581	3,630
Convertible senior debentures	52,983	52,560
Total equity	147,576	169,777
Total Liabilities and Equity	$208,162	$231,828

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016

Operating expenses	$4,947	$5,228
Operating loss	(4,947)	(5,228)

Other income (loss), net	249	—
Interest, net	(397)	(729)
Equity loss	(17,002)	(9,495)

Net loss before income taxes	(22,097)	(15,452)
Income tax benefit (expense)	—	—
Net loss	$(22,097)	$(15,452)

Net loss per share:
Basic	$(1.08)	$(0.76)
Diluted	$(1.08)	$(0.76)

Weighted average shares used in computing loss per share:
Basic	20,380	20,448
Diluted	20,380	20,448

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 28 partner companies as of March 31, 2017, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings.  Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges.  The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	March 31, 2017

	Carrying Value	Cost (including transaction costs)
Safeguard Carrying Value and Cost
Equity method partner companies	$156,842	$333,354
Other holdings	4,783	37,824
	$161,625	$371,178